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                                                                    EXHIBIT 23.2

                         Consent of Independent Auditors


As independent public accountants, we hereby consent to the incorporation by reference in this post-effective amendment number 1 to an S-8 registration statement of our report dated January 29, 1999 on the financial statements of ATL - ALGAR TELECOM LESTE S.A. as of December 31, 1998 and for the period from inception (March 26, 1998) through December 31, 1998 and to all references to our Firm included in or made a part of the registration statement on Form S-8 (Number 333-88339), as amended, pertaining to the registration of 36,000,000 shares of Williams Communications Group, Inc. common stock to be used in connection with the Williams Communications Group, Inc. 1999 Stock Plan.



                                                    /s/ ARTHUR ANDERSEN S/C


                                                    ARTHUR ANDERSEN S/C


Belo Horizonte, Brazil
November 4, 1999